EXHIBIT 23

                               CONSENT OF KPMG LLP

            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------




The Board of Directors
WSFS Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-106561, No. 333-26099, No. 333-33713, No. 333-40032, No. 333-127225, and No.
333-146443) on Form S-8 of WSFS Financial Corporation (the Company) of our report dated March 17, 2008, with respect to the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of WSFS Financial Corporation.

Our report dated March 17, 2008 on the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2007, refers to the Company's adoption of FASB Statement No. 123(revised), Share-Based Payment, a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, effective January 1, 2006, and FASB
Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109, effective January 1, 2007.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 17, 2008